Exhibit 99

April 30, 2014

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC. 1701 WARWOOD AVENUE WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information Contact Francie P. Reppy, Executive Vice President, Chief Administrative Officer & Chief Financial Officer (304) 218-2400

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES FIRST QUARTER 2014 EARNINGS

Wheeling, WV, April 30, 2014-First West Virginia Bancorp, Inc. (NYSE MKT: FWV) Interim President and Chief Executive Officer, William G. Petroplus, today announced first quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. is the parent company of Progressive Bank, N.A., Wheeling, West Virginia.

The Company reported net income of $446,256 or $.26 per share for the three months ended March 31, 2014 compared to $381,337 or $.22 per share for the same period during 2013. The increase in net income for the three months ended March 31, 2014 as compared to the same period in 2013 of $64,919 or 17.0% was primarily the result of the increase in net interest income and income tax benefit, offset in part by the decrease in noninterest income and the increase in noninterest expenses. Net interest income increased $128,633 or 6.7%, primarily due to the increase in the interest earned on investment securities combined with the reduction in the expense paid on interest bearing liabilities, offset in part by the decline in the interest and fees earned on loans. Noninterest income decreased $65,740 or 24.1% primarily due to the other-than-temporary impairment recognized on securities in an unrealized loss position that the Bank intends to sell combined with the decline in service charges and fees earned on deposit accounts and other operating income. Noninterest expenses increased $19,806 or 1.0% during the three month period ended March 31, 2014 as compared to the same period in 2013 primarily due to the increases in occupancy expenses and other operating expenses, offset in part by the decrease in salary and employee benefits expense. Income tax benefit increased during the first quarter of 2014 as compared to the same period in 2013 primarily due to the increase in tax exempt income. The ROA was .54% for the three months ended March 31, 2014 as compared to .51% for the same period of the prior year. For the three months ended March 31, 2014 compared to March 31, 2013, the ROE was 5.41% and 4.75%, respectively.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	March 31, 2014	December 31, 2013

AT PERIOD END
Total Assets	337,228	342,145
Total Deposits	279,554	285,877
Total Loans	90,970	93,402
Total Investment Securities	205,679	199,955
Shareholders’ Equity	32,503	30,790
Shareholders’ Equity Per Share of Common Stock	18.91	17.91

(Dollars in thousands, except share and per share data)	March 31, 2014	March 31, 2013

FOR THE THREE MONTHS ENDED
Net Income	446	381
Provision for Loan Losses	—	—
Earnings Per Share of Common Stock	.26	.22
Dividends Per Share of Common Stock	.20	.19
Return on Average Assets	.54%	.51%
Return on Average Equity	5.41%	4.75%

First West Virginia Bancorp, Inc. stock is traded on the NYSE MKT under the symbol “FWV.”